Exhibit 99.1

Jim Stewart on "Squawk on the Street"

CNBC

11 May 2018

Link: http://mms.tveyes.com/MediaCenterPlayer.aspx?u=aHR0cDovL21lZGlhY2VudGVyLnR2ZXllcy5jb20vZG93bmxvYWRnYXRld2F5LmFzcHg%2FVXNlcklEPTYwNjE2MCZNRElEPTk3ODgzNjgmTURTZWVkPTIwMTAmVHlwZT1NZWRpYQ%3D%3D

Transcript:

Sara Eisen:

Shares of Wynn Resorts at its highest level in nearly four years, following a letter from the board to shareholders re-emphasizing their intent on remaking the company while calling into question Elaine Wynn’s withhold the vote campaign. Well our next guest sat down for a rare interview with the queen of Las Vegas about her Wynn boardroom battle. Joining us, Pulitzer prize winning New York Times columnist Jim Stewart.

Jim Stewart:

Hi.

Sara Eisen:

Fascinating that she spoke to you.

Jim Stewart:

Yes.

Sara Eisen:

What did you learn about what she wants to do here?

Jim Stewart:

Well the main thing I would say is don't underestimate her. She's not just another, you know, disgruntled wife, although the company has tried to portray her that. She was involved every step of the way in the building of these companies with her husband Steve Wynn, first founding mirage, then Wynn Resorts, really remaking Las Vegas into the much more upscale, broad-based entertainment capital that it is today. And she's not going off into the sunset. I mean she now has 9% of the shares in the company, worth about $2 billion.

Sara Eisen:

Biggest shareholder, right?

Jim Stewart:

She’s the biggest shareholder now because her husband head had to sell it all after the harassment scandal. And you know, she told me, look I’m a grandmother, I’d rather be like designing hotel rooms, but I’m not walking into the sunset. She could easily do that but this is her life work and she said I’m not going to leave it in a tarnished and compromised state. And her point, which I think is a good one, this was a controlled company by the Wynns—by Steve Wynn because she had to vote her shares along with her ex-husband. These were his hand-picked people running it, on the board, in key management positions. So he's gone but how much else has changed? Well if you got all these cronies still sitting around running the company? And that's true of any company now, which is controlled by one person who is abruptly removed. So it’s fascinating to me that even though he's out, the saga that is now unfolding is really fascinating in the remaking of the company. And the stock price has –as you know—is rocketing upwards. I think because now you’ve got Elaine saying we want a transparent company, we want professional directors, we want better management. And the company has responded. They put three women directors on. They are making changes. They are moving. They are like competing to say we're all for good governance so whatever the motive, whoever wins, shareholders are thrilled.

David Faber:

Well I don't get her contention, though exaclty. Like so they were cronies of Steve Wynn's, who no longer has anything to do with this company and doesn't own an economic interest in it whatsoever. So what are they going to do necessarily that would not be in the best interest of shareholders?

Jim Stewart:

Well one of the big issues, not to get too far down in the weeds, but they have a big, big new casino development going up outside of Boston. The company is now under review both by the Nevada gaming authorities and Massachusetts regulators.

David Faber:

Yeah, they had an important hearing on it a week or so ago.

Jim Stewart:

Yes, and as part of that they're examining who on the board knew, did they condone it, did they cover it up, did they behave appropriately, which will go to the question of whether they’ll still be able to have the gambling licenses—key question. And some people have said oh, well let's just sell the Massachusetts casino and so we don't have to go through all of that and she's fervently opposed to that. And again, because she's afraid that some of the directors may want to sell it so they don't have to get their own conduct scrutinized. That's just one very concrete example of where conflicts could arise with these legacy directors.

Sara Eisen:

So we're watching from here the vote, she’s rallying support?

Jim Stewart:

Well, interesting. The vote is next week and I think to the surprise of a lot of people, her one -- what was originally a one-person proxy contest. She now has gotten the support all three of the major proxy shareholder advisory services, who have also said they should withhold the vote for this legacy director, who is challenged. There are three up for election. Two are not legacy directors [inaudible]. She’s not opposing them. It's the longer serving friend of Steve Wynn that she's opposing.

Sara Eisen:

It's a good piece, as always.

Jim Stewart:

Thank you.

Sara Eisen:

Jim, thank you. And very topical.

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